Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Hollysys Automation Technologies Ltd. for the registration of its ordinary shares and to the incorporation by reference therein of our reports dated September 21, 2018, with respect to the consolidated financial statements of Hollysys Automation Technologies Ltd., and the effectiveness of internal control over financial reporting of Hollysys Automation Technologies Ltd., included in its Annual Report (Form 20-F) for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, The People’s Republic of China

April 8, 2019